                                                                     EXHIBIT 8.1


                                 December 19, 1997



Weeks Corporation
4497 Park Drive
Norcross, Georgia  30093

     Re:  Weeks Corporation -- Shelf Registration

Ladies and Gentlemen:

     We have acted as counsel for Weeks Corporation (the "Company") in connection with that certain Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission relating to the offering from time to time of up to 3,297,633 shares of Common Stock of the Company, by the Company and certain shareholders of the Company, as described in the Registration Statement. In connection therewith, you have requested our opinion with respect to the following matters:

           (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code");

           (ii) the status of Weeks Realty, L.P. (the "Operating Partnership") and of Weeks Financing Limited Partnership (the "Financing Partnership") as partnerships for federal income tax purposes; and

           (iii) the accuracy of the discussion contained in the Prospectus, which is included in the Registration Statement, under the following headings: "Exercise of Exchange Rights -- Tax Consequences of Exercise of Exchange Rights," "Exercise of Exchange Rights -- Comparison of Ownership of Units and Shares of Common Stock -- Federal Income Taxation" and "Federal Income Tax Considerations."

     We understand that our opinion will be attached as an exhibit to the Registration Statement and referred to in the Prospectus that is included in the Registration Statement. We hereby consent to such use of our opinion.

Weeks Corporation
December 19, 1997
Page 2


     Unless otherwise indicated, all terms used herein with initial capital letters shall have the same meaning as in the Prospectus.


                       FACTS AND ASSUMPTIONS RELIED UPON
                       ---------------------------------

     In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the following:
(1) the Registration Statement (including all exhibits thereto); (2) the Second Amended and Restated Agreement of Limited Partnership of the Operating Partnership, as amended; (3) the respective Articles of Incorporation of the Company, Weeks Realty Services, Inc., Weeks Construction Services, Inc., Weeks GP Holdings, Inc., and Weeks LP Holdings, Inc., and bylaws of such corporations;
(4) the respective Agreements of Limited Partnership of the Financing Partnership and of Weeks NC Financing Limited Partnership (the "NC Financing Partnership"); (5) the respective Limited Liability Company Agreements of Weeks Special Purpose, LLC and of Weeks SPV Financing, LLC; (6) the Employee Sharing, Occupancy, and Administrative Services Agreement entered into by the Operating Partnership, Weeks Realty Services, Inc. and Weeks Construction Services, Inc.; and (7) the Company's analyses relating to the Company's compliance with the REIT gross income and asset tests.

     In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with the officers of the Company and with the Company's advisors, including certain representations set forth in a letter to us of even date herewith.

                                 OPINIONS
                                 --------

     Based upon and subject to the foregoing, we are of the following opinions.

     (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under Sections 856-860 of the Code for its initial taxable year beginning August 23, 1994 and ending December 31, 1994 as well as its taxable years ending December 31, 1995 and December 31, 1996, and its current organization and method of operation should allow it to continue to qualify as a REIT.

     (2) The Operating Partnership and the Financing Partnership, at all times during their respective existences, have qualified as partnerships for federal income tax purposes and not as "publicly traded partnerships" under Section 7704 of the Code.

Weeks Corporation
December 19, 1997
Page 3


     (3) The discussion contained in the Prospectus under the headings "Exercise of Exchange Rights -- Tax Consequences of Exercise of Exchange Rights," "Exercise of Exchange Rights -- Comparison of Ownership of Units and Shares of Common Stock -- Federal Income Taxation" and "Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are material to a holder of Common Stock and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding.

  The opinions expressed herein are based upon the Code, the U.S. Treasury Regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax consequences to the Company. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not, however, aware of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. To the extent that such representations and information set forth legal conclusions with respect to factual matters relevant to the qualification of the Company as a REIT, we have reviewed with the individuals making such representations or providing such information the relevant provisions of the Code, applicable Treasury Regulations and published administrative interpretations thereof.

     Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Company.


                                    Very truly yours,


                                    KING & SPALDING